Exhibit 2.6

INTELLECTUAL PROPERTY TRANSFER AND AGREEMENT TO BE BOUND

Dated as of October 16, 2003

By and Among

KONINKLIJKE AHOLD N.V.

and

THE PANTRY, INC.

INTELLECTUAL PROPERTY TRANSFER AND AGREEMENT TO BE BOUND

This INTELLECTUAL PROPERTY TRANSFER AND AGREEMENT TO BE BOUND (this “Agreement”) is made and entered into as of this 16th day of October, 2003, by and among Koninklijke Ahold N.V. (“Royal Ahold”), a public company with limited liability incorporated under the laws of the Netherlands with its corporate seat in Zaandam (Municipality Zaanstad), the Netherlands, and The Pantry, Inc. (the “Buyer”), with each of Royal Ahold and the Buyer referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Royal Ahold owns the entire right, title and interest in and to certain intellectual property and know-how used by its Affiliates (as defined below) in the operation of the Business (as defined below); and

WHEREAS, Royal Ahold wishes to assign, transfer and convey, and the Buyer desires to obtain, all of Royal Ahold’s right, title and interest in and to that certain intellectual property and know-how of Royal Ahold in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby covenant and agree as follows:

I.	DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or membership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Business” shall mean the business of GG-GA and GG-TN of operating fuel and merchandise convenience stores, processing, distributing, selling and otherwise dealing in certain dairy products and delivering petroleum products to such convenience stores.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Encumbrances” shall mean liens, security interests, options, rights of first refusal, adverse claims, charges, indentures, deeds of trust, defenses, licenses to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of intellectual property.

“GG-GA” means Golden Gallon-GA LLC, a Delaware limited liability company.

“GGH” means Golden Gallon Holding LLC, a Delaware limited liability company.

“GG-TN” means Golden Gallon-TN LLC, a Delaware limited liability company.

“Governmental Entity” shall mean any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any court or arbitrator.

“Intellectual Property” shall mean all corporate and business names including, without limitation, the name “Golden Gallon” and design and trade names, trade dress, service marks, brand names, internet domain names, registered and unregistered designs, patents, patent applications, know how, formulae and recipes, models, trademarks, trademark registrations and applications therefor, trade rights, copyrights and applications for registrations thereof, proprietary and technical information and data and databases, methods, designs, processes, procedures, improvements thereon, refinements thereof and computer software programs or applications, in both source code and object code form, development documentation, programming tools, data, databases, inventions, works of authorship, trade secrets and proprietary know-how and information of any type, whether or not written, owned by Royal Ahold and used by GGH, GG-GA, or GG-TN, in connection with the Business and all License Agreements, together with the goodwill of the Business symbolized by such intellectual property.

“License Agreement” shall mean any agreement or contract previously entered into by Royal Ahold and a third party which is necessary for the continued, effective and unfettered use of the Intellectual Property.

“Person” shall mean and include an individual, limited liability company, partnership, joint venture, corporation, trust, unincorporated organization and a government or other department or agency thereof.

“Purchase Agreement” shall mean that certain Purchase Agreement, dated as of the date hereof, by and among Ahold Real Properties LLC, a Delaware limited liability company, GGH, GG-GA, GG-TN, Buyer and, solely for purposes of Sections 6.6, 6.11, 12.6 and 12.14, thereof, Ahold USA, Inc. a Delaware corporation, and solely for purposes of Sections 3.6 and Article V, BI-LO, LLC, a Delaware limited liability company, and solely for purposes of Section 6.14, BI-LO Brands, Inc., a Delaware corporation.

“Related Documentation” shall mean any and all documentation necessary to use or practice the Intellectual Property, including, but not limited to, any product documentation, instruction manuals, operating manuals or maintenance manuals, as well as all documents relating to Royal Ahold’s ownership of the Intellectual Property including, but not limited to, files relating to the registration of the Intellectual Property.

“Related Materials” shall mean any and all materials relating to the use or practice of the Intellectual Property, including, but not limited to, design drawings, specifications and performance criteria, methods, layouts, prototypes, models, samples, computer aided design or computer aided manufacturing data and related trade secrets and proprietary information.

“Royal Ahold” shall have the meaning set forth in the preamble to this Agreement.

“Source Code” shall mean the high-order, human readable version of any software owned by Royal Ahold embodying any Intellectual Property.

II.	PURCHASE AND SALE OF THE INTELLECTUAL PROPERTY

2.1 Purchase and Sale of the Intellectual Property. (a) Upon the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from Royal Ahold, and Royal Ahold agrees to sell, convey, transfer, assign and deliver to the Buyer on the Closing Date all of Royal Ahold’s worldwide right, title and interest in and to the Intellectual Property (including, without limitation, the sole right to sue for past infringement of rights thereunder, in perpetuity or for the longest period otherwise permitted at law, and to succeed to Royal Ahold’s right, title and interest in and to the prosecution of any suit, opposition or other proceeding in a court of law, the United States Patent and Trademark Office or other forum, other than the Golden Gallon Litigation (as defined in the Purchase Agreement), which shall remain with Royal Ahold), free and clear of any Encumbrances; provided that, with respect to the Golden Gallon Litigation, (x) Buyer shall have the right (but not the obligation) to participate in the defense thereof through counsel of Buyer’s choice at Buyer’s expense and (y) other than for a Permitted Settlement (as defined below), Royal Ahold and the Sellers (as defined in the Purchase Agreement) shall not settle such litigation without first obtaining Buyer’s prior written consent thereto and, provided further, that to the extent that the assignment of an agreement constituting an Intellectual Property shall require the consent of a third party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment without the required consent of such third party thereto would constitute a breach thereof, but Royal Ahold agrees, with respect to such non-assignable agreements constituting Intellectual Property, to use its commercially reasonable efforts to obtain the written consent of the other party or parties to the assignment of all such agreements, and if such consent is not obtained, to cooperate with the Buyer in an arrangement reasonably satisfactory to both Buyer and Royal Ahold to ensure that the Buyer obtains all material benefits thereunder (tested by reference to such agreement, and not the Business), subject to Buyer’s agreement to make ongoing payments required under any such agreement. If Royal Ahold shall obtain any necessary consent with respect to any such agreement after the Closing, Buyer shall assume, and Royal Ahold shall be deemed to have assigned to Buyer, any such agreement as of the Closing Date. For purposes of this Agreement, “Permitted Settlement” shall mean a written settlement of the Golden Gallon Litigation (x) that does not obligate Buyer to pay any money in connection with the settlement of the Golden Gallon Litigation and (y) grants to Buyer a non-exclusive, world-wide, fully-paid up and royalty-free right and license to use of the golden-colored gallon milk jug for milk (in form and substance reasonably acceptable to Buyer), along with a full release of Buyer and Royal Ahold for any past infringement.

(b) For purposes of filing with the applicable registration offices in the appropriate jurisdictions, Royal Ahold agrees to execute a short form assignment agreement in substantially the form attached hereto as Exhibit A or Exhibit B, as applicable, evidencing the transfer of registered trademarks or registered copyrights under this Agreement.

2.2 Purchase Price. In consideration for the sale of the Intellectual Property to the Buyer, the Buyer shall deliver to Royal Ahold at the Closing an amount equal to US$42,000,000 in cash, by wire transfer of immediately available funds to the account or accounts designated by Royal Ahold in writing to the Buyer at least two (2) Business Days prior to the Closing Date.

2.3 Closing. The purchase and sale referred to in Section 2.1 (the “Closing”) shall take place at the officers of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. in Raleigh, North Carolina on the date hereof or at such other time and date as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date.” The parties hereto agree that, for purposes of this Agreement, the Closing shall be deemed to have occurred at 7:00 a.m. on the Closing Date.

2.4 Related Materials, Related Documentation and Computer Related Items. (a) On the Closing Date, Royal Ahold shall deliver all Related Materials to the Buyer and thereafter destroy any and all copies of the Related Materials and Related Documentation remaining in its possession and certify to the Buyer in writing that such actions have been taken.

(b) On the Closing Date, Royal Ahold shall deliver two (2) copies of any and all Source Codes that are protected by the rights transferred with the Intellectual Property. After the delivery of the Source Codes, Royal Ahold shall then destroy any and all copies of the Source Codes and “wipe clean” all media containing such Source Codes remaining in its possession and certify to the Buyer in writing that such actions have been taken.

2.5 Further Assurances. On or after the Closing Date, and without further consideration, Royal Ahold shall, from time to time at the Buyer’s request, execute and deliver such further instruments of conveyance, assignment and transfer and shall take, or cause to be taken, such other action as the Buyer may reasonably request for the more effective conveyance, assignment and transfer to the Buyer of any of the Intellectual Property, and Royal Ahold shall lend its reasonable assistance to the Buyer in the collection and reduction to possession of the Intellectual Property, in the exercise of rights with respect thereto and otherwise in the effectuation of the intentions and purposes of this Agreement.

2.6 Agreement to be Bound. Royal Ahold (on behalf of itself and its Affiliates) hereby agrees to be bound by the provisions of Section 6.11 of the Purchase Agreement as fully and to the same extent as Ahold USA is bound and as if it were a party thereto.

III.	REPRESENTATIONS AND WARRANTIES OF ROYAL AHOLD

3. Representations and Warranties. Royal Ahold hereby represents and warrants to the Buyer as follows:

3.1 Organization and Existence. (a) Royal Ahold is a public company with limited liability incorporated under the laws of the Netherlands, is registered with the Dutch Trade Register under the Chamber of Commerce of Amsterdam having been incorporated on April 29, 1920, and has all requisite power to enter into and perform this Agreement, any other instruments or agreements to be executed by it pursuant to this Agreement and the transactions contemplated hereby and thereby.

(b) Immediately prior to, and immediately subsequent to, the consummation of the transfer of Intellectual Property pursuant to the provisions of this Agreement, Royal Ahold will be a solvent entity with the ability to pay its debts as they become due. For purposes of this

Agreement, solvent shall mean that the present fair salable value of Royal Ahold’s assets is greater than the amount that will be required to pay its liability on its existing debts as they become absolute and matured.

3.2 Authorization. The execution, delivery and performance of this Agreement and any other instruments or agreements to be executed by Royal Ahold pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors (or equivalent governing body) of Royal Ahold and no other corporate or other action on the part of Royal Ahold is necessary to authorize the execution, delivery and performance by Royal Ahold of this Agreement and any other instruments or agreements to be executed by Royal Ahold pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement and such other instruments and agreements have been duly executed and delivered by Royal Ahold and, assuming the due execution and delivery of such documents by the other parties thereto, constitute legal, valid and binding obligations of Royal Ahold enforceable against Royal Ahold in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

3.3 No Violations. Except as set forth on Schedule 3.3 attached hereto, the execution, delivery and performance by Royal Ahold of this Agreement and any other instruments or agreements to be executed by Royal Ahold pursuant to this Agreement and the consummation by Royal Ahold of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with, or result in a breach or breach or default under any provision of the governing documents of Royal Ahold; or (ii) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or any Governmental Entity applicable to Royal Ahold (including, without limitation, any court or any Governmental Entity of the Netherlands or the United States of America) or by which any of its properties or assets may be bound, except for such violations which are not material, either individually or in the aggregate; or (iii) require any filing by Royal Ahold, or require Royal Ahold to obtain any permit, consent or approval of, or require Royal Ahold to give any notice to, any Governmental Entity or any other Person, except for such filings, permits, consents, approvals or notices which are not material, either individually or in the aggregate; or (iv) constitute a violation or breach by Royal Ahold of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Royal Ahold (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon the Intellectual Property or any of the properties or assets of Royal Ahold under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, contract, agreement, lease, franchise agreement or other instrument or obligation to which Royal Ahold is a party, or by which Royal Ahold or its properties or assets may be bound.

3.4 Intellectual Property. (a) Except as set forth in this Section 3.4, Royal Ahold does not make any representation or warranty with respect to any Intellectual Property and such Intellectual Property is otherwise sold “AS IS”.

(b) Schedule 3.4 attached hereto is a complete list of all material Intellectual Property used or held for use in the Business (except for unregistered copyrights and trade secrets),

including the registration or application numbers therefor, if any, and the registration or filing dates thereof, if any. To the extent indicated on such Schedule, the Intellectual Property listed on Schedule 3.4 has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office or a duly authorized, accredited and appropriate domain name registrar and the appropriate offices of other jurisdictions, and each such registration, filing and issuance remains in full force and effect as of the Closing Date. Schedule 3.4 lists all such offices and registrars for all such Intellectual Property. Copies of all material items of Intellectual Property which have been reduced to writing or other tangible form have been delivered by Royal Ahold to the Buyer (including, without limitation, true and complete copies of all related licenses, and amendments and modifications thereto). Except as set forth on Schedule 3.4, none of the Intellectual Property was developed pursuant to any contract with any Person. No Person (including any employees, officers or independent contractors who have performed services related to the Business), other than GG-TN or GG-GA holds or has asserted any rights in any of the Intellectual Property. Except as set forth in Schedule 3.4. and to the knowledge of Royal Ahold, all copyrights registered in the name of Royal Ahold which are included in the Intellectual Property are valid, enforceable and subsisting.

(c) Except as set forth on Schedule 3.4, Royal Ahold is not a party to any license or agreement, whether as licensor, licensee, or otherwise with respect to any of the Intellectual Property. Except as set forth on Schedule 3.4, each such license or agreement with respect to any of the Intellectual Property is assignable by Royal Ahold to the Buyer without requiring the consent or approval of any other party thereto. Neither Royal Ahold nor, to the knowledge of Royal Ahold, any other party to such license or other agreement, is in breach or default thereunder, and no event has occurred which with notice or lapse of time could constitute a breach or default by Royal Ahold or permit termination, modification or acceleration thereunder by the other party thereto. To the extent any Intellectual Property is used under license in the Business, no notice of a material default has been sent or received by Royal Ahold under any such license which remains uncured. Each such license agreement is a legal, valid and binding obligation of Royal Ahold and, to the knowledge of Royal Ahold, the other Persons party thereto, enforceable in accordance with the terms thereof.

(d) Except as set forth on Schedule 3.4, Royal Ahold owns or is licensed to use, all of the Intellectual Property, free and clear of any Encumbrances, without obligation to pay any royalty or any other fees with respect thereto. Except as set forth on Schedule 3.4, no use by Royal Ahold, or to the knowledge of Royal Ahold, GG-TN or GG-GA of the Intellectual Property infringes any intellectual property rights of any third party.

(e) No Intellectual Property has been canceled, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid.

(f) Except as set forth on Schedule 3.4, neither Royal Ahold nor any of its Affiliates have received any written notice from any third party challenging the right of Royal Ahold or any of its Affiliates to use any of the Intellectual Property. Except as set forth on Schedule 3.4, Royal Ahold has not entered into any covenant not to compete or any contract limiting or purporting to limit the ability of Royal Ahold to exploit fully any Intellectual Property.

(g) Except as set forth on Schedule 3.4, Royal Ahold has not made any claim in writing of a violation, infringement, misuse or misappropriation by any third party of its rights to, or in connection with any Intellectual Property, which claim is still pending.

(h) Except as set forth on Schedule 3.4, to the knowledge of Royal Ahold, as of the date hereof, there are no pending or threatened claims by any third person of a violation, infringement, misuse or misappropriation by Royal Ahold of any intellectual property owned by any third party, or of the invalidity, co-authorship, co-inventorship or co-ownership of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Intellectual Property.

(i) Except as set forth on Schedule 3.4, as of the Closing Date, there are no interferences or other contested proceeding, either pending or, to the knowledge of Royal Ahold, threatened, in the United States Copyright Office, the United States Patent and Trademark Office, or any Governmental Entity relating to any pending application with respect to the Intellectual Property.

(j) Transfer. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement by Royal Ahold, the consummation of the transactions contemplated hereby and the transfer to Buyer of the right to us any Intellectual Property: (i) will not breach, violate or conflict with any Intellectual Property rights or other rights of any kind of any third Person; (ii) to the knowledge of Royal Ahold, will not cause the forfeiture or termination of any right to use any Intellectual Property; and (iii) will not in any way materially impair the right of the Buyer or any of its Affiliates to use any Intellectual Property in accordance with the terms of the license agreements pursuant to which such Intellectual Property is licensed by Royal Ahold. Except as provided in Schedule 3.4, none of the rights of Royal Ahold in and to the Intellectual Property is subject to any agreement whereby those rights are not transferable (or upon transfer, may be terminable by another Person) pursuant to this Agreement.

(k) Proprietary Information. Royal Ahold has taken reasonable security measures to safeguard and maintain the value of, and its Intellectual Property Rights in, all of the Intellectual Property owned by Royal Ahold. Royal Ahold has taken reasonable security measures to safeguard and maintain the secrecy and confidentiality of all trade secrets included in the Intellectual Property owned by Royal Ahold.

3.5 No Actions. No action or proceeding has been instituted or, to the knowledge of Royal Ahold, threatened, against Royal Ahold before any Governmental Entity by any person or public authority seeking to restrain, prohibit, alter or delay the execution and delivery of this Agreement or the transactions contemplated hereby.

IV.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to Royal Ahold as follows:

4.1 Organization and Authorization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power to enter into and perform this Agreement, any other instruments or agreements to be executed by the Buyer pursuant to this Agreement and the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Buyer of this Agreement and any other instruments or agreements to be executed by the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Buyer, and no other corporate action on the part of the Buyer is necessary to authorize the execution, delivery and performance by the Buyer of this Agreement and any other instruments or agreements to be executed by the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement and such other instruments and agreements have been duly executed and delivered by the Buyer and, assuming the due execution and delivery of such documents by the other parties thereto, constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except to the extent that the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditor’s rights and to general equitable principles.

4.2 No Violations. Except as set forth on Schedule 4.2 attached hereto, the execution, delivery and performance of this Agreement and any other instruments or agreements to be executed by the Buyer pursuant to this Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with, or result in a breach or default under any provision of the certificate of incorporation or by-laws of the Buyer; or (ii) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or any Governmental Entity applicable to the Buyer or by which any of its properties or assets may be bound (including, without limitation, any court or any Governmental Entity of the States of Georgia, Tennessee or Delaware or the United States of America), except for such violations which are not material, either individually or in the aggregate; or (iii) require any filing by the Buyer, or require the Buyer to obtain any permit, consent or approval of, or require the Buyer to give any notice to, any Governmental Entity or any other Person, except for such filings, permits, consents, approvals or notices which are not material; or (iv) constitute a violation or breach by the Buyer of, conflict with, constitute (with or without due notice or lapse of time or both) a breach or default by the Buyer (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Buyer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Buyer is party, or by which the Buyer or its properties or assets may be bound.

4.3 No Actions. No action or proceeding has been instituted or, to the knowledge of the Buyer, threatened, against the Buyer before any Governmental Entity by any person or public authority seeking to restrain, prohibit, alter or delay the execution and delivery of this Agreement or the transactions contemplated hereby which has a reasonable likelihood of success and is material to the Buyer.

V.	SURVIVAL AND INDEMNIFICATION

5.1 Survival. The respective representations and warranties of Royal Ahold and the Buyer contained in this Agreement or in any Schedule attached hereto shall survive the purchase and sale of the Intellectual Property pursuant to this Agreement through January 31, 2005, except that the representations and warranties of Royal Ahold or, as the case may be, the Buyer contained in Sections 3.1, 3.2 and 4.1 shall survive the Closing indefinitely. Covenants shall survive in accordance with their respective terms.

5.2 Exclusive Remedy. After the Closing, the right of the Buyer and Royal Ahold (and their respective shareholders, officers and directors) to indemnification pursuant to the Purchase Agreement shall be the sole and exclusive right and remedy exercisable against any other party to this Agreement with respect to the matters set forth herein; provided however that this Section 5.2 shall not apply in the case of a breach by Royal Ahold of the covenants contained in Section 2.6 hereof and Section 6.11 of the Purchase Agreement.

VI.	MISCELLANEOUS

6.1 Taxes. Royal Ahold shall be responsible for and pay all applicable sales, transfer, documentary, use and other taxes and fees and any foreign or U.S. federal, state or local income, franchise, profits or capital gains taxes, assessments, or charges for which any of Royal Ahold or Royal Ahold’s Affiliates is or may be liable as a result of the transactions contemplated by this Agreement and Buyer shall pay all recording and filing fees, in each case, that may become due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Intellectual Property whether levied on the Buyer or Royal Ahold.

6.2 Notices. All notices, requests, consents, approvals, objections and other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered in person or if sent by telecopy, by nationally recognized courier or by certified or registered mail, postage prepaid, deemed to have been delivered on the date personally delivered or on the date telecopied or three days after the date mailed, if addressed as follows:

(a)	If to Royal Ahold, to:

Koninklijke Ahold N.V.

Albert Heijnweg 1

1507 EH Zaandam

The Netherlands

Facsimile: 31-75-659-8366

Attn.:

With a copy (which shall not constitute notice) to:

Kilpatrick Stockton LLP

1100 Peachtree Street

Suite 2800

Atlanta, Georgia 30309-4530

Facsimile: 404-815-6555

Attn: James Steinberg, Esq.

(b)	If to the Buyer, to:

The Pantry, Inc.

1801 Douglas Drive

Sanford, NC 27311

Facsimile: (919) 774-3329

Attn: Senior Vice President

Administration and Strategic Planning

With a copy (which shall not constitute notice) to:

Bingham McCutchen LLP

355 South Grand Avenue

Suite 4400

Los Angeles, CA 90071

Attn: Richard J. Welch

Facsimile: (213) 229-8550

Any party may change its address for purposes of this Section 6.2 by giving the other party written notice of the new address in the manner set forth above.

6.3 Amendment. This Agreement may be amended only by an instrument in writing executed by each of the parties hereto.

6.4 Entire Agreement. This Agreement, the exhibits, schedules, certificates, and documents referred to herein constitute the entire agreement of the parties hereto, and supersede all prior understandings between the parties hereto with respect to the subject matter hereof.

6.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. The signatures of the parties to this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

6.6 Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules thereof.

6.7 Headings. The headings of the several paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of this Agreement and are not intended to govern, limit or aid in the construction of any of the terms or provisions of this Agreement.

6.8 Benefit and Assignment. (a) Nothing in this Agreement, whether expressed or implied, is intended and shall not be construed to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision contained herein give any third party any right of subrogation or action over against any party to this Agreement.

(b) This Agreement shall be binding on, and accrue to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any of the parties hereto, except that the Buyer may assign any or all of its rights and obligations under this Agreement to one or more of its Affiliates, provided that the Buyer shall concurrently therewith guarantee the obligations of such Affiliate hereunder.

6.9 Waiver. The waiver by a party of the performance of any covenant, condition or promise herein shall not invalidate this Agreement nor shall it be considered a waiver by such party of any other covenant, condition or promise herein, nor shall any such waiver be construed as a waiver or relinquishment for the future of the time for the performance of any other act or identical act, covenant, condition or promise herein.

6.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby, provided that the invalidity, illegality or unenforceability of such provision is not materially adverse to the interest of any party hereto.

6.11 Consent to Jurisdiction. This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules thereof. Each of the parties hereto hereby irrevocably submits to the jurisdiction of any Federal court sitting in the District of Delaware or the jurisdiction of the courts of the state of Delaware over any suit, action or proceeding arising out of, or relating to, this Agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same certified mail, return receipt request or by overnight courier service, to the address of such party set forth in Section 6.2. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day, month and year first above written.

THE PANTRY, INC.

By:	/s/ Steven J. Ferreira

Name: Steven J. Ferreira
Title: Senior Vice President, Administration

KONINKLIJKE AHOLD N.V.

By:	/s/ M.P.M. de Raad

Name: M.P.M. de Raad
Title: Executive Vice President